Exhibit 10.30

GENERAL RELEASE AND WAIVER OF CLAIMS

Definitions.  I intend all words used in this General Release and Waiver of Claims (“Release”) to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me, Michael A. Morache, and anyone who has or obtains any legal rights or claims through me.

B.
PLATO means PLATO Learning, Inc., any company related to PLATO Learning, Inc., in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors or assigns of PLATO Learning, Inc.

C.
Company means PLATO; the present and past officers, directors, committees, and employees of PLATO; the present and past fiduciaries of any employee benefit plan sponsored or maintained by PLATO (other than multiemployer plans); the attorneys for PLATO; and anyone who acted on behalf of PLATO or on instructions from PLATO.

D.	Employment Agreement means the employment agreement that I entered into with PLATO dated February 28, 2005, as amended and modified January 9, 2007 and October 1, 2007.

E.
Severance Benefits means the severance benefits specified in Section 6(c) of the Employment Agreement, except that the severance pay described under Section 6(c)(ii) is hereby reduced by $250,000.00, subject to all the terms and conditions of the Employment Agreement and payable at such times as specified in this Release.

F.
Additional Benefits means (a) the full vesting of all option awards granted on February 28, 2005 and December 7, 2005, to the extent such option awards were not fully vested as of December 31, 2008, and the extension of the exercise period for all such option awards throughout the original term of such options, and (b) reimbursement for my actual legal expenses incurred in connection with my negotiation and review of this Release, up to a maximum amount of $5,000.00, provided I submit to PLATO appropriate documentation of such expenses at the same time I deliver the signed Release to PLATO.

G.	Consideration means the Severance Benefits and the Additional Benefits.

H.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with PLATO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, severance pay, termination pay, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any rights to pay or benefits under Section 6(c) of the Employment Agreement, or any vested rights to benefits under any employee benefit plan in which I was a participant as of the date of the termination of my employment, or any rights I may have to indemnification from the Company under applicable law, the charter documents of the Company, or any related insurance policy maintained by the Company.

Termination of Employment.  PLATO and I agreed that it was in our mutual interests that I resign as PLATO’s Chief Executive Officer effective upon the close of business on October 31, 2008, and that I would thereafter remain employed by PLATO through December 31, 2008 to assist PLATO with transitioning my duties to PLATO’s new Chief Executive Officer.  As a result, my employment with PLATO terminated effective December 31, 2008.  I understand that PLATO considers the termination of my employment as an involuntary termination by PLATO without Cause as defined by, and for the purposes of, the Employment Agreement.  As a result, all option awards granted to me on March 26, 2008 that remained unvested as of December 31, 2008 vested immediately upon December 31, 2008.

Agreement to Release My Claims.  I am entering into this Release as a condition of receiving the Consideration, and in partial satisfaction of the conditions set forth in Section 6(e) of the Employment Agreement.  I will receive the Consideration from PLATO in accordance with the Employment Agreement and this Release provided I sign and do not rescind this Release as provided below and otherwise satisfy any continuing obligations I have under the Employment Agreement.  I understand and acknowledge that the Consideration is in addition to anything of value that I would be entitled to receive from PLATO if I did not sign this Release or if I rescinded this Release.  In exchange for the Consideration I give up and release all of My Claims.  I will not make any demands or claims against the Company for compensation or damages relating to My Claims.  The Consideration that I am receiving is a fair compromise for the release of My Claims.

Timing Of Receipt of Severance Pay.  Notwithstanding the fact that the Employment Agreement states that the severance pay I am to receive under Section 6(c)(ii) of the Employment Agreement (a portion of the Severance Benefits, as modified per the definition of Severance Benefits herein) is to be paid to me within ten (10) business days after December 31, 2008, provided I satisfy the conditions set forth in Section 6(e) of the Employment Agreement, I hereby agree and acknowledge that, provided I satisfy the conditions set forth in Section 6(e) of the Employment Agreement (including signing and not rescinding this Release within the applicable timeframes), the Company will pay such severance pay as follows: (1) a lump sum payment of $460,000.00, less required withholdings, payable on the Company’s first regularly scheduled payroll date after the expiration of the 15-day rescission described below, but in no event no later than March 15, 2009, and (2) a lump sum payment of $130,000.00, less required withholdings, payable on the Company’s first regularly scheduled payroll date after July 1, 2009.

Satisfaction of Obligations.  The Consideration will be provided in satisfaction of any and all obligations of the Company to make payments pursuant to the Employment Agreement, any Company severance plan, or any other contract pursuant to which I assert or may assert that the Company is obligated to provide pay or benefits upon or following the termination of employment.

My Death.  In the event that I die after I become entitled to receive the Consideration, but before receiving all of the Consideration, PLATO will provide the remaining Consideration to my estate or beneficiaries in accordance with the terms of this Release and any applicable option awards.

Withholding and Tax Matters.  I understand and agree that the Company will withhold from the Consideration all appropriate deductions for employee benefits, if applicable, and the amounts necessary for the Company to satisfy its withholding obligations under tax laws.  I acknowledge that the Company has made no representation to me upon which I have relied concerning the tax consequences of the Consideration or other payments to me.  I acknowledge and agree that I am responsible for consulting with a tax advisor with respect to the tax consequences of any payments made by the Company to me and for paying all employee taxes owed in connection with the Consideration.

Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Release shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the state of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

Employment Agreement.  I acknowledge and agree that any obligations imposed upon me by the Employment Agreement that survive the termination of my employment with PLATO shall continue in effect according to their terms.

Mutual Non-Disparagement.  I will not malign, defame, or disparage the reputation, character, image, products, or services of the Company.  PLATO will direct its current senior executives not to at any time disparage Michael Morache.  Nothing in this Agreement is intended to prevent me or the Company from making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

Additional Understandings.  Even though PLATO will provide Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days from and after the last day of my employment with PLATO, not counting the last day of my employment (or 21 days after the date I receive this Release, if later), to consider whether I wish to sign this Release.  If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21–day period.  I understand that if I sign this Release before my last day of employment with PLATO, it will not be valid and I will not be entitled to the Consideration.

My Right to Rescind this Release.  I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to PLATO by hand or by mail within the 21-day period that I have to consider this Release.  To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to PLATO by hand or by mail within the 15-day rescission period.  All deliveries must be made to PLATO at the following address:

PLATO Learning, Inc.
Attn: Chairman of the Board of Directors
10801 Nesbitt Avenue South
Bloomington, MN 55437-3109

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

(1)	postmarked within the period stated above;

(2)	properly addressed to PLATO at the address stated above; and

(3)	sent by certified mail, return receipt requested.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am in compliance with all my obligations under the Employment Agreement, including, but not limited to, my obligation to return to the Company all of its property.

I am legally able and entitled to receive the Consideration.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with PLATO.  No orders requiring that money owed to me by PLATO be paid to any other person are now in effect.

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Employment Agreement.  I am voluntarily releasing My Claims against the Company.  I intend this Release to be legally binding.

*[Signature page follows]*

Dated: January 2, 2009	/s/ Michael Morache
Michael Morache

Dated: January 6, 2009	PLATO LEARNING, INC.

By: /s/David Smith
Its: Chairman of the Board